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                                  EXHIBIT 23.3

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



         We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the SalesLogix Corporation 1996 Equity Incentive Plan, SalesLogix Corporation 1999 Non-Employee Director Stock Option Plan and SalesLogix Corporation 1999 Employee Stock Purchase Plan of our report dated March 15, 1999, except for Note 10, as to which the date is April 30, 1999, with respect to the financial statements of Enact Incorporated included in Amendment No. 4 to the Registration Statement (Form S-1) and in the related Prospectus of SalesLogix Corporation filed with the Securities and Exchange Commission.

                              /s/ ERNST & YOUNG LLP



Columbus, Ohio
June 18, 1999